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Exhibit 10.48

3096 Hamilton Blvd • S. Plainfield, New Jersey 07080 • 908 424-2653
Larry Mercer President Northeastern Division

February 15, 1996

Ms. Annette M. Verschuren
71 Front Street East, Suite 615
Toronto, Ontario M5E1T9

Dear Annette:

        Home Depot Canada, a Canadian Partnership, ("the Company") is please to submit you the following offer:

        The Company agrees to employ you commencing on March 11, 1996, in the position of President—The Home Depot Canada, reporting directly to me. Your base annual salary, during the first year of your employment, shall be $220,000 (CD$) payable in equal bi-weekly instalments. Your first salary review will be held during April of 1997. Salary reviews will be held annually thereafter.

        In addition to your base salary, you will participate in the incentive plans of the Company applicable to executives at your level. You are eligible to participate in the "Home Office Management Bonus Program", which provides a bonus of up to 50% of your base salary, half of which (25%) is based on the annual attainment of planned sales and return on assets for the Canadian operations, one quarter of which (12.5%) is based on the annual attainment of planned sales and return on assets for The Home Depot, Inc. and the last quarter (12.5%) is based on a subjective evaluation of your performance. For 1996 only, we will guarantee the discretionary portion (12.5%).

        At the next meeting of The Home Depot, Inc. Stock Option Committee following the commencement of your employment, you will receive a grant of 50,000 non-qualified stock options to purchase shares, such options are exercisable in accordance with the 1991 Omnibus Stock Options Plan, a copy of which is enclosed for your information. It has been our practice to grant non-qualified stock options with 25% of the total number of shares subject to a grant becoming exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of 10 years from the grant date or termination of employment.

        In addition to the above stock option grants, you will be eligible to participate in The Home Depot Employee Stock Purchase Plan. This plan affords you the opportunity to purchase Home Depot stock at a 15% discount through payroll deductions. See the enclosed brochure for a detailed explanation of the plan.

        The Home Depot offers an extensive benefits program for our associates and their dependents. The insurance coverages begin when you start to work for the Company. After one year of service, you are also eligible to participate in The Home Depot (Canada) Retirement Plan. For full details on your various benefits, you should review our benefits summary which is enclosed. In addition to the standard package for associates, as an officer of the Company you will receive an additional $250,000 (US$) of death benefit only life insurance. Also, you will be included in the Executive Medical Reimbursement Bonus Plan. Under this plan you will receive 100% reimbursement for eligible charges not covered under the standard medical and dental plans. The annual maximum of this plan is $10,000 (US$).

        You agree that you shall not, without the prior express written consent of an executive officer of the Company, engage in or have any financial or other interest in, or render any service in any capacity to any competitor or supplier of the Company, it being understood that you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family. In addition, you have stated that you have not agreed to or are subject to any covenant not to compete with any prior employer.

        You agree not to disclose, either during the period of your employment with Home Depot or, anytime thereafter, any secret or confidential information of which you may become aware in the course of your employment, relating to Home Depot. This paragraph shall survive the termination of this Agreement and your employment hereunder.

        This agreement and your employment may be terminated at any time for cause. Upon termination for cause, Home Depot shall have no further obligations to you. Your employment may be terminated at any time without cause by Home Depot providing you pay in lieu of notice of six months plus one month's pay for each year of service, with a cap of one year's pay. You agree and understand that if Home Depot terminated your employment without cause, you shall have no entitlement other than the payment set out above.

        If any provision of this Agreement is invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the enforceability of the remaining provisions of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario.

        If you accept this offer of employment and the terms and conditions described above, please sign the form of acknowledgement below and return it to me on or before February 26, 1996.

        We are pleased to welcome you to The Home Depot family.

Yours very truly,
/s/ Larry Mercer Larry Mercer Executive Vice President
pc:
Arthur Blank
Steve Messana
Irv Becker

        I have been give a copy of this letter and brochures and benefit plans referenced herein. I have read and understood them and hereby accept the terms and conditions of employment and agree that they are fair and reasonable. I have been offered an opportunity to seek independent legal advise and have done so or have not done so of my own volition. I acknowledge that this constitutes my entire agreement with Home Depot.

/s/ Annette M. Verschuren Name	April 26/96 Date

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  Exhibit 10.48